QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.13

CONFIDENTIAL TREATMENT REQUESTED BY TRANSMONTAIGNE PARTNERS L.P.

TERMINALING SERVICES AGREEMENT

        This Terminaling Services Agreement ("Agreement") dated as of March 1, 2006, but effective for all purposes as of April 1, 2006 (the "Effective Date") is made by and between TransMontaigne Product Services Inc. ("TPSI"), and Valero Marketing and Supply Company ("Valero"), each sometimes referred to individually as a "Party" and collectively as the "Parties."

        In consideration of the mutual promises contained in this Agreement and for good and sufficient consideration the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

SECTION 1.    DEFINITIONS.

        In this Agreement, unless the context requires otherwise, the terms defined in the preamble have the meanings indicated and the following terms will have the meanings indicated below:

        "Affiliate" means, in relation to a Party, any person that (a) directly or indirectly controls such Party; (b) is directly or indirectly controlled by such Party; or (c) is directly or indirectly controlled by a Person that directly or indirectly controls such Party. For this purpose, "control" of any entity or Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of a majority of issued shares/units or voting power or control in fact of the entity or Person or otherwise. For the purposes of this Agreement, in respect of TPSI, the term Affiliate does not include TransMontaigne Partners L.P. or any of its subsidiaries.

        "Applicable Law" means with respect to any Governmental Authority, (a) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, decision, directive, judgment, policy, decree and any judicial or administrative interpretations thereof, (b) any agreement, concession or arrangement with any other Governmental Authority and (c) any license, permit or compliance requirement, in each case applicable to either Party and as amended or modified from time to time.

        "Arrival Notice" has the meaning indicated in Section 4.2.

        "Barrel" means 42 U.S. Gallons.

        "Business Day" means each calendar day, excluding Saturdays, Sundays, or other holidays observed by TPSI.

        "Claims" has the meaning indicated in Section 18.1.

        "Contract Year" means a period of 12 consecutive Months commencing with the Effective Date of this Agreement and each successive period of 12 consecutive Months during the Term of this Agreement.

        "Event or Default" has the meaning indicated in Section 15.1.

        "Effective Date" has the meaning set forth in the preamble.

        "Force Majeure" means:

        (a)   strikes, lockouts or other industrial disputes or disturbances;

        (b)   acts of the public enemy or of belligerents, hostilities or other disorders, wars (declared or undeclared), blockages, thefts, insurrections, riots, civil disturbances or sabotage;

        (c)   acts of nature, landslides, severe lightning, earthquakes, fires, tornadoes, hurricanes, storms, and warnings for any of the foregoing which may necessitate the precautionary shut-down of pipelines, docks, loading and unloading facilities or the Terminal or other related facilities, floods, washouts, freezing of machinery, equipment, or lines or pipe, inclement weather that necessitates extraordinary measures and expense to construct facilities or maintain operations, tidal waves, perils of the sea and other adverse weather conditions or unusual or abnormal conditions of the sea or other water;

        (d)   arrests and restraints of or other interference or restrictions imposed by governments (either federal, state, civil or military and whether legal or de facto or purporting to act under some constitutions, decree, law or otherwise), necessity for compliance with any court order, or any law, statute, ordinance, regulation, or order promulgated by a Governmental Authority having or asserting jurisdiction, embargoes or export or import restrictions, expropriation, requisition, confiscation or nationalization; or

        (e)   epidemics or quarantine, explosions, breakage or accidents to equipment, machinery, plants, facilities or lines of pipe, electric power shortages, breakdown or injury of vessels or any other causes, whether of the kind enumerated above or otherwise, which were not reasonably foreseeable;

and which, in each such case, are not within the control of the Party claiming suspension and which by the exercise of due diligence such Party is unable to prevent or overcome, and which continue for a period of thirty (30) consecutive days.

        "Gallon" means a U.S. gallon of 231 cubic inches corrected to 60 degrees Fahrenheit.

        "Good Industry Practice" means the exercise of that degree of skill, care, diligence, prudence and foresight that would reasonably and ordinarily be expected from a prudent, skilled and experienced product terminal operator engaged in the same type of undertaking under the same or similar circumstances.

        "Governmental Authority" means any foreign or U.S. federal, state, regional, local or municipal governmental body, agency, instrumentality, board, bureau, commission, department, authority or entity established or controlled by a governmental or subdivision thereof, including any legislative, administrative or judicial body, or any person purporting to act for them.

        "Independent Inspector" means a licensed, customs bonded Person who performs sampling, quality analysis and quantity determination of the Products received or delivered.

        "Interest Rate" means the prime rate as published in The Wall Street Journal.

        "Liabilities" means any losses, charges, damages, deficiencies, fines, assessments, interests, penalties, costs and expenses of any kind related to or that arise out of this Agreement (including reasonable attorneys' fees, other fees, court costs and other disbursements), including any Liabilities that directly or indirectly arise out of or are related to any claim, suit, proceeding, judgment, settlement or judicial or administrative order made or commenced by any Third Party or Governmental Authority related to or that arise out of this Agreement.

        "Month" means a calendar month.

        "Monthly Service Charge" has the meaning described in Attachment "A".

        "Person" will be interpreted broadly to include, without limitation, any corporation, partnership, trust or other legal entity, and group or individual.

        "Product" means light end refined petroleum products (gasolines and distillates) meeting the specifications listed on Attachment B.

        "Product Loss" means any loss, subject to the tolerance level herein provided, of Product occurring as a result of any contamination, adulteration, mislabeling, misidentification or other loss of or damage to Product caused by the failure of TPSI, or its employees, agents, or contractors to use Good Industry Practice in the handling, testing, or storage of Product or in the performance of the Services provided hereunder and shall not include loss of or damage to Product;

    (a)
    caused by an event of Force Majeure; or

    (b)
    caused by the negligent act or omission or willful misconduct of Valero.

Any loss of Product which results from activity or incidents not enumerated above and which exceeds .25 of 1% of Product delivered into the custody of TPSI, shall be deemed a Product Loss for purposes of this Agreement.

        "Services" has the meaning described in Section 2.1.

        "Tank" has the meaning described in Attachment "C". Attachment "C" also reflects the current Product service for each Tank.

        "Term" has the meaning indicated in Attachment "A".

        "Terminal/Terminals" shall mean each terminal listed on Attachment "A" and references to each Terminal will be deemed to include the Terminal manager or his or her representative.

        "Third Party" means any Person other than TPSI, Valero or their Affiliates.

        "Throughput" shall be all Product delivered from a Terminal or Terminals.

        "Vessel" means an ocean-going tanker, barge or inland barge.

SECTION 2.    FACILITIES, STATEMENTS, INVOICES, DOCUMENTS AND RECORDS.

        2.1   TPSI will provide bailment services related to the receipt, storage, additive injection, and delivery of Valero's Product to and from Valero or on behalf of Valero into and out of the Tanks at the Terminals. Such services shall consist of the following: inbound barge receipts, injection of dye and additive to be provided by Valero, preparation of dye and additive compliance reports, daily volume reporting and routine Terminal operations and maintenance (collectively, the "Services"). TPSI agrees to provide such additional services as may be requested by Valero under this Agreement, for the fees, rates and charges contained in Attachment "A" of this Agreement. The Services, including all additional services, will be performed by TPSI in a manner consistent with Good Industry Practice and in compliance with Applicable Law.

        2.2   As requested by Valero, TPSI will transmit to Valero a statement of receipts, deliveries and ending inventory, copies of individual Tank gauging documents, pipeline meter tickets, tank truck loading rack bills of lading, scale tickets, and railroad tank car gauging documents, as applicable. These documents will be transmitted to Valero at the facsimile number and/or mailing address indicated in Attachment "A."

        2.3   Within fifteen (15) calendar days following the end of each Month during the Term of this Agreement, TPSI will submit to Valero, at the mailing address indicated in Attachment "A," statements by Terminal reflecting beginning inventory balances, the volume of Valero's Product received into the Terminal, Throughput from the Terminal and ending inventory balances during the preceding Month, together with an invoice for:

    (a)
    the Monthly Service Charge for the following Month,

    (b)
    any excess Throughput fees, if applicable, and

    (c)
    amounts due for any additional services provided by TPSI during the preceding Month, if any, based upon the fee schedule set forth on Attachment "A."

        To the extent required to perfect any statutory lien, each such Monthly statement will be considered a "warehouse receipt" under the Uniform Commercial Code and will include those items required under law for a warehouse receipt. In case of any conflict between the documents provided to Valero under Section 2.2 and the Monthly statements provided under this Section, the Monthly statements provided under this Section will prevail as to the volume of Product received and delivered by TPSI, unless disputed by Valero within sixty (60) calendar days after the date of such Monthly statements.

        2.4   Each Party will maintain a true and correct set of records pertaining to its performance of this Agreement and will retain copies of all such records for a period of not less than two (2) years following termination or cancellation of this Agreement. Upon reasonable prior notice, a Party or its authorized representative may at its sole cost, during the Term of this Agreement and for the aforesaid two (2) year period, inspect such records of the other Party during normal business hours at the other Party's place of business.

        2.5   During the term of this Agreement, TPSI shall not undertake or allow any party to construct a new tank for the storage of Product, lease a tank for the storage of Product, or convert a tank to the storage of Product at any Terminal for use by any Person other than Valero, unless it is done so pursuant to a bona fide written offer from a Third Party; and provided further, that any such offer shall be subject to a right to match which TPSI hereby grants to Valero. Accordingly, if TPSI receives such a bona fide offer, TPSI shall provide Valero written notice thereof, setting forth all material terms under which TPSI proposes take such action (including without limitation, Product use, term of use, rental charge, fees and other charges) and Valero shall have the right to lease the tank upon terms no less favorable than those offered by TPSI to the Third Party and/or the rates provided by this Agreement, whichever is lower. Valero shall have ninety (90) days from the date that it receives the foregoing notice to decide if it will exercise its right to match the Third Party offer with respect to such tank(s). In the event that Valero fails to timely exercise such right by notifying TPSI in writing of its intent to do so within ninety (90) Days of receipt of the notice, Valero will be deemed to have elected not to exercise its right to match and TPSI may proceed to lease the Tank to the Third Party upon the terms set forth in the notice. Should Valero exercise its right as provided herein, then this Agreement and the Monthly Service Charge shall be adjusted accordingly to reflect the addition of any such tank(s). In the event that Valero fails to exercise its right granted hereunder, Valero shall have the right to terminate, without liability (other than the payment of fees accrued prior to the date of termination), this Agreement in its entirety, or as to the applicable Terminal (in the event of a partial termination, the Monthly Service Charge will be reduced accordingly).

        2.6   In the event an issue arises with, or an investigation is commenced by, any Governmental Authority with respect to the transactions contemplated pursuant to this Agreement, each Party agrees to respond promptly to any such inquiry or investigation; to reasonably cooperate and share information with the other Party regarding such inquiry or investigation. To the extent legally permitted to do so, each Party shall keep the other Party fully advised with respect to any requests from or communications with the Governmental Authority and shall consult with the other Party with respect to all such requests and responses thereto. In the event the Governmental Authority at the conclusion of its inquiry or investigation shall (i) conclude that any transaction contemplated under this Agreement is illegal or unenforceable; (ii) require that Valero terminate its use of any Terminal covered by this Agreement; or (iii) conclude that Valero may not exercise the right to match granted in Section 2.5 above, then the Parties agree to negotiate in good faith to amend or modify the terms of this Agreement as may be required to comply with the findings and conclusions of the Governmental Authority, including but not limited to the exclusion of the Terminal or Tank(s) referenced in the findings of the Governmental Authority and concomitant reduction in the Monthly Service Charge. Notwithstanding anything hereinabove to the contrary, should compliance with the findings and conclusions of the Governmental Authority reasonably be determined to have a material adverse impact upon either Party's economic and operational assumptions underlying this Agreement, then either Party may terminate this Agreement upon thirty (30) days prior written notice to the other Party, without further liability hereunder except for sums owed hereunder as of the effective date of termination.

SECTION 3.    FEES, CHARGES AND TAXES.

        3.1   In consideration of the Services to be provided by TPSI (including any additional services) under this Agreement, Valero agrees to pay the charges and fees set forth on Attachment "A". Except as otherwise provided in Attachment "A," the fees and charges payable under this Agreement will be increased, effective on the first day after the end of the first Contract Year and each Contract Year thereafter, from the fees and charges for the previous Contract Year in the manner provided in Attachment "A."

        3.2   All fees and charges reflected in TPSI's invoices are due and payable within fifteen (15) calendar days of the date of invoice. Payment must be made by electronic wire transfer of same day available Federal funds to the account designated on TPSI's invoice. Invoices may be sent by electronic mail and telephone facsimile. If Valero disputes any portion of an invoice, Valero must pay the undisputed portion of the invoice.

        3.3   Overdue amounts or disputed amounts that are resolved in favor of any Party will accrue interest at the Interest Rate from the date that payment is due until paid in full. The prevailing Party shall, in addition, be entitled to receive reimbursement for all costs (including reasonable attorney's fees and court costs) for the collection of past due payments and late payment charges, whether or not suit is brought.

        3.4   Valero agrees to pay any and all taxes, fees or other charges and assessments, (including any charge or payment in lieu thereof), including inventory, sales taxes on Services (including additional services, if any) and Product ownership taxes, if any, on Valero's Product and property at the Terminal. In the event that the foregoing are paid by TPSI, then Valero shall promptly reimburse TPSI for the same upon receipt of reasonable documentation evidencing the taxes and their payment by TPSI. TPSI will be responsible for and pay all other applicable taxes levied upon TPSI, including any increases in taxes levied on the Terminals (including real or personal property of TPSI or both) as a result of Valero's activities at the Terminals that TPSI may be required to pay or collect under Applicable Law.

SECTION 4.    OPERATIONS, RECEIPTS AND DELIVERIES.

        4.1   Valero's Product will be delivered to the Terminals free of any charge to TPSI. Receipts and deliveries of Product will be handled within the normal business hours of the Terminal as set forth on Attachment "A."     TPSI may make temporary changes (less than 24 hours, unless a longer period is agreed to by Valero) in business hours or temporarily close a Terminal to the extent caused by an event of Force Majeure or required maintenance, without Valero's approval. TPSI will notify Valero of such temporary changes or closure in advance, or as soon after implementation as is practicable. Vessels, railroad tank cars, and tank trucks will be unloaded and loaded on first come, first serve basis and TPSI will not be responsible for the payment of any demurrage or costs incurred by Valero or its transportation carrier for any delay in receipt or Throughput of the Product or any other costs or fees in connection with receipt or Throughput of the Product, except to the extent caused by the negligence or willful misconduct of TPSI, its employees, agents or contractors.

        4.2   Valero must arrange for and pay all Third Party costs related to the receipt or delivery of Valero's Product to and from the Terminals. Unless otherwise provided to TPSI in writing, Valero must provide reasonably prompt notice to TPSI (in accordance with Section 13) containing all necessary shipping instructions, including without limitation, the identity and quantity of the Product and the tentative arrival date(s) ("Arrival Notice"). If this Agreement involves marine receipts or Throughput of Product, TPSI will advise Valero concerning the Vessel that may be berthed, including its maximum size, draw, draft and length, the docks and associated positions to be used for each Product movement, as well as the minimum pumping rates or pressure, as applicable or both. TPSI may change Vessel limitation, dock designation and pumping rates and pressure criteria from time to time upon reasonably prompt prior notice to Valero. If TPSI reasonably determines that a Vessel, truck, or railroad car is unsuitable for shipment of Products due to Product quality, safety or similar concerns, TPSI may refuse to load or unload such equipment and will advise the carrier and Valero of the situation promptly, and request further instructions from Valero. It is the responsibility of Valero to notify the appropriate Governmental Authorities regarding Vessel arrivals.

        4.3   If Valero requires any change in the shipping instructions, including, without limitation, the identity and timing of the Product, Valero must provide notice of any change in the Arrival Notice (in accordance with Section 13) to TPSI before the arrival of the Product at the Terminal. Upon receipt of Valero's shipping instructions, TPSI will immediately advise Valero of the Terminal's availability. If the Terminal will not be available to receive or deliver Valero's Product on the communicated arrival date, TPSI will advise as to the earliest time when Valero's Product may be received or delivered at the Terminal. Valero will ensure that confirmation of the arrival date(s) and time of the Vessel will be communicated to TPSI and the Terminal by Valero's carrier periodically, at intervals of at least 48, 24 and 12 hours in advance of the anticipated date and time of arrival of the Vessel. Notwithstanding Section 13, such communication may be effected by telephone or facsimile. If Valero fails to provide TPSI and the Terminal the notice containing shipping instructions in the form and manner required by this Section 4.3, TPSI will not be obligated to receive or deliver Valero's Product and TPSI will not be responsible for any Product Loss directly attributable to TPSI's receipt or deliver of Product based upon erroneous shipping instructions, the notice of which is timely received by TPSI in accordance with this Section 4.3. TPSI will provide Valero with safe berths.

        4.4   If any of Valero's Vessels (a) fails to vacate a dock upon completion of loading or discharge, (b) in the case of a barge, fails to discharge or load within 24 hours, or in the case of an ocean going barge or vessel, within 36 hours, or (c) fails to vacate in order to conduct repairs, then, after having been notified by TPSI to vacate, Valero will be responsible for the cost applicable to the berths along with any costs incurred by any Vessels which would otherwise be occupying such dock but for the failure of Valero's Vessel to vacate, save and except any such costs arising due to delay caused by TPSI.

        4.5   Subject to Product Loss, TPSI will deliver to Valero, or to such Third Parties as Valero may direct, the Product held by TPSI at the Terminal for the account of Valero. Valero is responsible for providing TPSI documentation required to authorize deliveries for or on its behalf from the Terminals and only to properly qualified individuals who have complied with the terms of Section 11.

        4.6   Valero may not sublease any of the Tank(s) and capacity at the Terminals to any Third Parties, without the prior written consent of TPSI. Valero may use the Tanks only for storage of Valero's Product and may use the Tanks for storage of other products only with prior written consent of TPSI. If a special method of storing or handling Product is required, then Valero must notify TPSI in sufficient time to enable TPSI to consider whether it will accept the proposed changes in the Product stored or the method of storing or handling the Product and to take the necessary preparatory measures if it agrees with such changes. Failing such notice, TPSI will not be liable for losses or damage incurred during the storage and handling of the Products (except to the extent attributable to TPSI's negligence or willful misconduct), including losses or damages which may relate to TPSI's inability to employ the required method of storing or handling the Product, nor will TPSI be obligated to provide such special storage and handling service. It is understood that the cost of any additional or special equipment required by Valero or of alterations made necessary by the nature of Valero's Product, will be for the account of Valero and Valero will be responsible for the expense of any necessary cleaning of the storage and handling equipment, including, without limitation, Tanks, pipelines, pumps, hoses, meters, and loading arms, unless otherwise explicitly stated in this Agreement. All fixtures, equipment and appurtenances attached to the Tanks, pipelines and other facilities of the Terminal by either Party are and will remain the property of TPSI. No such items may be installed by Valero without the prior written consent of TPSI.

        4.7   Unless otherwise mutually agreed, pursuant to a written Product inventory purchase and sale agreement between the Parties, within ten (10) calendar days following the termination or cancellation of this Agreement, Valero will remove and properly dispose of all Product, residue, scale, and any other accumulation from the Tanks and pipelines and clean both Tank interiors and pipelines then in use for Valero's Products to a condition suitable for the storage of diesel fuel. If Valero shall not have removed Valero's Product from the Tanks within ten (10) calendar days from the date of termination or cancellation of this Agreement, Valero agrees to reimburse TPSI for all costs and expenses reasonably incurred by TPSI in taking such action, plus a [**] handling fee, as well as the cost of storage and handling of the Product removed, if any, at a rate of [**] per Barrel per day in addition to any other fees due hereunder.

**
Confidential Treatment Requested.

        4.8   If any Governmental Authority requires installation of any improvement, alteration or addition to any Tank or other equipment at the Terminals for purposes of compliance with Applicable Law that would require TPSI to make substantial and unanticipated capital expenditures, other than continued maintenance and capital expenditures not affected by such requirement, TPSI, at its option, may either make such capital expenditure to bring the Tank into compliance or release the affected facilities or Tank from this Agreement with an equivalent reduction of the Monthly Service Charge herein by giving Valero thirty (30) calendar days prior written notice thereof.

        4.9   Valero will be responsible for providing all Tank bottoms and line fill.

SECTION 5.    PRODUCT QUALITY STANDARDS AND REQUIREMENTS.

        5.1   Valero warrants to TPSI that all Product tendered by or for the account of Valero for receipt by the Terminal will conform to the specifications for such Product as set forth in Attachment "B," attached to this Agreement and included in it for all purposes by this reference, and will comply with Good Industry Practice and all Applicable Law with respect to the delivery and receipt of Product by Valero or its agents, contractors and subcontractors. TPSI will not be obligated to receive Product into the Terminal that is contaminated or that otherwise fails to meet those specifications, nor will TPSI be obligated to accept any Valero Product that fails to meet quality specifications in Attachment "B" as set forth in the Arrival Notice. TPSI may rely upon the specifications and representations of Valero set forth in the Arrival Notice as to Product quality.

        Notwithstanding anything hereinabove to the contrary, Valero may request that TPSI accept Product which does not meet the Product specifications set forth in Attachment "B" and TPSI, at its option, may agree to accept delivery of and store such Product, in which case Valero agrees to indemnify, defend and hold TPSI harmless from and against any claims, demands, actions or causes of action asserted against TPSI by any Person stemming from or related to TPSI's receipt, storage, and/or redelivery of such Product, including any damages, cost or expenses, including without limitation, reasonable attorney's fees in the manner provided in Section 18 of this Agreement. Should TPSI be required to remove or dispose of any water or other material in or associated with Valero's Product at any time, Valero shall pay or reimburse TPSI for all costs and expenses incurred and paid by TPSI associated with such removal or disposal. TPSI shall be the generator of record on all documents related to such removal and/or disposal.

        5.2   The quality of Product tendered into the Terminals for Valero's account must be verified either by Valero's laboratory analysis, or by an Independent Inspector's analysis indicating that the Product so tendered meets TPSI's minimum Product specifications set forth in Attachment "B". Such analysis may be conducted on a periodic basis in accordance with a quality compliance program implemented by Valero. All costs for such analysis are to be borne by Valero. TPSI, at its expense, may sample any Product tendered to TPSI for Valero's account for the purpose of confirming the accuracy of the analysis.

        5.3   At least twenty-four (24) hours prior to the time of each receipt from Valero, a certificate setting forth the Product quality, grade and other specifications must be delivered to TPSI. Each Party may at all reasonable times make appropriate tests to determine whether Product stored or delivered meets those specifications. TPSI will be liable to Valero and any of Valero's purchasers by reason of contamination of Product, while in TPSI's custody, that fails to meet applicable industry specifications, but only to the extent such contamination involves a Product Loss.

        5.4   In the event either Party shall determine that the Product delivered hereunder is contaminated and fails to meet the minimum Product specifications set forth in Attachment "B," the Party alleging contamination shall provide the other Party notice of such claim within sixty (60) calendar days from the date of the inspection documentation supporting such claim, together with copies of such documents, after which time no claim may be made.

SECTION 6.    TITLE AND CUSTODY OF PRODUCT.

        Title to Valero's Product will remain with Valero at all times subject to any lien in favor of TPSI created under Applicable Law. TPSI will assume custody of the Product at the time such Product passes the flange connection between the pipeline, Vessel, truck, or railroad tank car of Valero's transportation carrier and that of TPSI's receiving facilities. For Vessel receipts at the Terminal, custody of Products shall pass to TPSI upon receipt at the Terminal when the Products pass the last permanent flange connection between the Vessel's discharge manifold and the receiving pipeline at the Terminal. If Products are delivered to Valero by Vessel, custody shall pass to Valero at the point where Products pass the last permanent flange connection between the Terminal pipeline and the Vessel. For pipeline receipts at the Terminal, custody of the Products shall pass to TPSI at the time the Products pass the flange connection between the connecting pipeline and that of TPSI's receiving facilities. If Products are delivered to Valero by pipeline, custody of the Products shall pass to Valero when the Products pass the flange connection between TPSI's delivery facilities and that of the connecting pipeline. If Products are delivered to Valero by truck rack or railroad tank car, custody of the Products shall pass to Valero when the Products pass the last permanent flange connection between the truck or railroad tank car of Valero's transportation carrier and TPSI's loading assembly.

SECTION 7.    LIMITATION OF LIABILITY AND DAMAGES.

        7.1   EACH PARTY'S LIABILITY HEREUNDER SHALL BE STRICTLY LIMITED TO ACTUAL, DIRECT DAMAGES INCURRED BY THE PARTY PROVIDING NOTICE THEREOF AND WHICH ARE PROXIMATELY CAUSED BY THE OTHER PARTY'S NEGLIGENCE OR WILLFUL MISCONDUCT. NEITHER PARTY SHALL BE LIABLE TO THE OTHER HEREUNDER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, IN TORT, CONTRACT OR OTHERWISE, OF ANY KIND, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.    PRODUCT MEASUREMENT.

        8.1   Quantities of Product received into and delivered from the Terminals shall be determined as follows:

    (a)
    for pipeline deliveries and receipts, volumes shall be determined by pipeline meters or shore tank gauges, where applicable, and

    (b)
    for deliveries and receipts by Vessel or truck, volumes shall be measured by the following methods in order of priority: (i) proven API-approved meters, (ii) static terminal tank gauges or scales, as applicable.

        If tankage has movements in or out (active Tanks) during the measurement process, they shall be manually gauged and metered, if applicable and as necessary, and corrected as determined by an Independent Inspector (or in the absence of an Independent Inspector, in the reasonable judgment of TPSI) to reflect actual quantities received into and delivered from such active Tanks. Absent fraud or manifest error, the quantities of Products in storage at any time will be determined from Terminal inventory records of receipts and Throughput. Unless indicated otherwise, quantity determinations will be based on a Barrel of Product and shall be determined in accordance with the latest established API/ASTM standards for the method of measuring and sampling. All volumes shall be temperature corrected to 60°F in accordance with the latest supplement or amendment to ASTM-IP petroleum measurement tables (ASTM designated D#1250. table 6(b)). Gauging of Product receipt, Throughput and storage will be taken jointly by representatives of the Parties; provided, however, that if Valero does not have a representative or Independent Inspector present for gauging, TPSI's gauging and measurements will be conclusive, absent fraud or manifest error. Valero may use an Independent Inspector at any time at its own expense.

        8.2   Terminal meters and scales will be calibrated by an independent party no less than semi-annually as well as upon each completion of repair or replacement of a meter, at the meter or scale owner's expense. Such calibration shall be in accordance with the latest applicable API/ASTM guidelines and Applicable Law. If a meter or scale is determined by either Party to be defective or inoperative, such Party shall immediately notify the other Party, and it will be the responsibility of TPSI to promptly make repairs or replacements. In addition to the foregoing, Valero may request calibration or proving of the Terminal meters and/or scales at any time; provided, however, that in the event such calibration or proving reveal that the meter or scale was accurate, then Valero shall bear all expenses related to such calibration or proving. Product received or delivered through a facility having an inoperative or defective meter or scale will be measured based upon before and after static Tank gauges and any active Tanks measured in accordance with Section 8.1. In such event, the Parties shall appoint a mutually acceptable Independent Inspector to gauge the applicable Tanks and the findings of the Independent Inspector shall be final and binding on the Parties, except for fraud or manifest error. Except as otherwise provided herein, the Parties shall share equally the cost of the independent party under this Section 8.2.

        8.3   Except as provided in Section 8 of Attachment "A" hereto, all shore Tanks shall have slotted standpipes for gauging and sampling purposes pursuant to applicable API/ASTM guidelines and Applicable Law. Tanks shall be calibrated with strapping tables no older than fifteen (15) years meeting applicable API/ASTM guidelines and certified by an independent tank calibration company. Any Tanks that have undergone, or which in the future undergo, modification or repair shall be recalibrated promptly before being placed back into service.

SECTION 9.    PRODUCT LOSS/GAIN.

        Except as provided otherwise herein, and during such time as TPSI is the custodian of Product, TPSI will indemnify Valero against and is responsible for any Product Loss that occurs based on measurements of each Product grade.

        Each Month, TPSI will balance the Terminal in accordance with Section 8 to determine the net gain or loss of each Product, excluding any Product Loss in the calculation. Additionally, at the end of each semi-annual period, Valero and TPSI will review the prior 6 month and 12 month Product Loss calculations (as applicable). If the Product Loss exceeds [**] at any Terminal for a 6 month period or 12 month period, Valero and TPSI will work together to determine: (i) the root cause of the loss and (ii) if the loss exceeds the historical operations at the Terminal. Upon determination of the cause of the Product Loss, the Parties will attempt in good faith to reach a mutually agreeable resolution to cure the cause and determine if compensating Valero for the Product Loss is appropriate. In the event the Parties determine that the appropriate resolution is for TPSI to reimburse Valero for the Product Loss, the Product Loss shall be settled based upon the OPIS low price for such Product applicable to such Terminal in effect on the last Business Day of the last month of such semi-annual reconciliation period.

**
Confidential Treatment Requested.

        If there is an ongoing Product Loss that needs to be addressed, the Parties agree to follow the resolution process set forth above, or if such process fails to resolve the issue, the Parties shall proceed in accordance with the dispute resolution procedures set forth in Section 16.

SECTION 10.    FORCE MAJEURE.

        10.1 If either Party is unable to perform or delayed in performing, wholly or in part, its obligations under this Agreement, other than the obligation to pay funds when due, as a result of an event of Force Majeure, that Party may seek to be excused from such performance by giving the other Party prompt written notice of the event of Force Majeure with reasonably full particulars and timing of such Force Majeure event. The obligations of the Party giving notice, so far as they are affected by the event of Force Majeure, will be suspended during, but not longer than, the continuance of the event of Force Majeure. The affected Party must act with commercially reasonable diligence to resume performance and notify the other Party that the event of Force Majeure no longer affects its ability to perform under this Agreement. If TPSI is excused from providing service pursuant to this Agreement due to an event of Force Majeure, the Monthly Service Charge and other fees and charges not already due and payable will be excused or proportionately reduced, as appropriate, for so long as TPSI's performance is excused due to the event of Force Majeure.

        10.2 The requirement that any event of Force Majeure be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the Party claiming excuse due to an event of Force Majeure contrary to its wishes.

        10.3 If either Party is rendered unable to perform by reason of an event of Force Majeure for a period in excess of [**] consecutive calendar days, then the other Party may terminate this Agreement upon written notice to the Party claiming excuse due to the event of Force Majeure.

SECTION 11.    INSPECTION OF AND ACCESS TO TERMINAL.

        11.1 Valero may, during TPSI's normal business hours and after reasonable prior notice to TPSI and the Terminal, so as not to disrupt the Terminal's or TPSI's operations;

    (a)
    make periodic operational inspections of the Terminal,

    (b)
    conduct audits of any pertinent books and records, including those related to receipt, Throughput and inventory of Products, and

    (c)
    conduct physical verification of the amount of Products stored in the Terminal.

        Valero's right and that of its authorized representatives to enter the Terminal will be exercised by Valero in a way that will not interfere with or diminish TPSI's control over or its operation of the Terminal and will be subject to reasonable rules and regulations promulgated by TPSI. Valero acknowledges that under this Agreement none of Valero's vehicles or vehicles acting on behalf of Valero will be granted access to the Terminal until the owner of such vehicles and its employees or agents have been properly qualified and such owner has executed the then-current TPSI's "Terminal Access Agreement." Valero acknowledges its awareness of the terms of the Terminal Access Agreement and if Valero does not have a copy of the Terminal Access Agreement, one will be provided upon Valero's request. If there is any conflict between the terms of this Agreement and those contained in the Terminal Access Agreement, the terms and provisions of this Agreement shall take precedence.

**
Confidential Treatment Requested.

        11.2 As soon as possible after the Effective Date of this Agreement, Valero must notify TPSI of those Third Parties to whom TPSI may deliver Products from the Terminal. Valero must furnish forty-eight (48) hours notice of any additions or deletions to its list of approved Third Parties, such notices to be promptly verified in writing.

        11.3 Valero acknowledges that any grant of the right of access to the Terminal under this Agreement or under any document related to this Agreement is a grant of a license only and will convey no interest in or to the Terminal or any part of it, and may be withdrawn by TPSI at its discretion at any time.

SECTION 12.    ASSIGNMENT.

        This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of TPSI. TPSI may assign this Agreement and its rights, duties and obligations hereunder to TransMontaigne Partners L.P. ("TLP") or any of TLP's subsidiary entities. Valero covenants that it will not by operation of law or otherwise assign, sublet, hypothecate, pledge, encumber or mortgage this Agreement, or any part of or right or obligation under it, or permit the Tanks to be used by others without the prior written consent of TPSI in each instance. For purposes of this Section, "assign" will be considered to include any change in the majority ownership or control of Valero. Any attempt by Valero to assign, sublet, hypothecate, encumber or mortgage this Agreement will be null and void. The consent by TPSI to any assignment, subletting, hypothecation, pledge, encumbrance, mortgage or use of this Agreement or the Tanks by others will not constitute a waiver of TPSI's right to withhold its consent to any other or further assignment, subletting, hypothecation, pledge, encumbrance, mortgage or use of this Agreement or Tanks by others. The absolute and unconditional prohibitions contained in this Section 12 and Valero's agreement to them are material inducements to TPSI to enter into this Agreement and any breach of them will constitute a material default under this Agreement permitting TPSI to exercise all remedies provided for in this Agreement or by Applicable Law.

SECTION 13.    NOTICE.

        Any notice required under this Agreement must be sent or transmitted by (a) United States mail, certified or registered, return receipt requested, (b) confirmed overnight courier service, or (c) confirmed facsimile transmission properly addressed or transmitted to the address of the Party indicated in Attachment "A" or to such other address or facsimile number as one Party shall provide to the other Party in accordance with this provision. All notices, consents, requests, demands and other communications hereunder are to be in writing, and are deemed to have been duly given or made on the delivery date if delivery is made before or during applicable normal business hours or on the next Business Day if delivered after applicable normal business hours. In the event a delivery/notice deadline falls on weekend or holiday, then the applicable deadline will be extended to include the first Business Day following such weekend or holiday.

SECTION 14.    COMPLIANCE WITH LAW AND SAFETY.

        14.1. Each Party hereto agrees to comply with all Applicable Law, as well as TPSI's safety rules and operating practices related to their performance hereunder.

        14.2. Valero will furnish TPSI with information (including Material Safety Data Sheets) concerning the safety and health aspects of Products stored or Throughput under this Agreement. TPSI will communicate such information to all persons who may be exposed to or may handle such Products, including without limitation, TPSI's employees, agents and contractors.

SECTION 15.    DEFAULT, WAIVER AND REMEDIES.

        15.1 The occurrence of any of the following events shall constitute an "Event of Default" hereunder:

    (a)
    failure of either Party to pay any interest or fees when due under this Agreement, in each case whether at stated maturity, by acceleration, or otherwise;

    (b)
    either Party fails to perform any obligation to the other Party or breaches any covenant made to the Party under this Agreement, which, if capable of being cured within ten Business Days, is not cured to the reasonable satisfaction of the other Party within ten (10) Business Days from the date that such Party receives notice that corrective action is needed, or in the event that it cannot be cured within 10 Business Days, the noticed Party fails to commence measures to cure the breach and continue the due diligence prosecution of the same within ten Business Days from the date the notice is received;

    (c)
    either Party becomes insolvent or bankrupt, or bankruptcy, receivership, or similar proceedings are initiated by or against either Party;

    (d)
    any material covenant, agreement or obligation of any Party contained in or evidenced by this Agreement shall cease to be enforceable in accordance with its terms;

    (e)
    either Party to this Agreement shall repudiate, deny or disaffirm its obligations under this Agreement;

    (f)
    this Agreement is cancelled, terminated, revoked or rescinded without the express prior consent of the other Party, or any Proceeding shall have been commenced by any person (other than either Party) seeking to cancel, revoke, rescind or disaffirm the obligations of any Party to this Agreement (unless such Party is contesting the Proceeding in good faith and such Proceeding is withdrawn or dismissed with prejudice within ninety (90) calendar days;

    (g)
    any court or other Governmental Authority shall issue a judgment, order, decree or ruling to the effect that any of the obligations of any Party to this Agreement is illegal, invalid or unenforceable; or,

    (h)
    Any claim or lien (other than a Claim pursuant to Section 18 or any statutory liens for taxes not yet due) is asserted or placed on any portion of Valero's Product while stored at the Terminal.

        15.2 The waiver by the non-defaulting Party of any right under this Agreement will not operate to waive any other such right nor operate as waiver of that right at any future date upon another default by either Party under this Agreement and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise of that right, power, or privilege or the exercise of any other right, power, or privilege. Nothing in this Section 15.2 is intended in any way to limit or prejudice any other rights or remedies the non-defaulting Party may have under this Agreement, under Applicable Law or in equity. The remedies provided in this Agreement are not exclusive and, except as otherwise expressly limited by this Agreement, are in addition to all other remedies of the non-defaulting Party at law or in equity. Acceptance by TPSI of any payment from Valero for any charge or service after termination of this Agreement shall not be deemed a renewal of this Agreement under any circumstances. Notwithstanding any provision in this Agreement to the contrary, if Valero is not then in default, Valero shall be entitled to remove its Product from the Terminals at any time if TPSI is in default under this Agreement.

        15.3 Subject to Section 15.4 below, upon the occurrence and during the continuance of an Event of Default, and at any time thereafter, the non-defaulting Party may, by delivery of written notice to the defaulting Party, take any or all of the following actions, without prejudice to the rights of the non-defaulting Party to enforce its claims against the defaulting Party:

    (a)
    withhold or suspend its performance under this Agreement without prior notice,

    (b)
    immediately terminate this Agreement; and

    (c)
    enforce any and all rights and interests created and existing under this Agreement or arising under Applicable Law, including, without limitation, all rights and remedies existing under any security documents and all rights of setoff. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative.

        15.4 If either Party should fail to pay such sums owed by it to the other Party hereunder, the Party who is owed such sums shall provide the other Party with notice of default as provided in this Agreement and an opportunity to cure such default within a period of fifteen (15) calendar days. If the defaulting Party has not cured such default within such cure period, the Party providing notice of default may proceed in accordance with Applicable Law to recover its damages, including, without limitation, all costs and expenses of collection (including reasonable attorney's fees), whether or not suit is brought.

        15.5 Notwithstanding anything hereinabove to the contrary, the sale or transfer by TPSI of any or all of the Terminals and related assets to an Affiliate, or to TransMontaigne Partners L.P., or any of its subsidiaries,, whether by sale or by operation of law, shall not constitute an Event of Default. Likewise, the sale or transfer by TPSI of any or all of the Terminals and related assets to a non-Affiliate shall not constitute an Event of Default unless:

    (a)
    such sale or transfer would have a material adverse effect on the economics of the transactions contemplated under this Agreement, or

    (b)
    such sale or transfer is made to a Third Party that Valero reasonably deems to be unacceptable based upon a review of such Third Party's creditworthiness, financial capabilities, and ability to operate the Terminals.

        15.6 Notwithstanding anything hereinabove to the contrary, the sale, transfer or assignment by Valero of this Agreement (including its rights, duties and obligations hereunder) to an Affiliate, whether by sale or by operation of law, shall not constitute an Event of Default. Likewise, the sale, transfer or assignment by Valero of this Agreement (including its rights, duties and obligations hereunder) to a non-Affiliate shall not constitute an Event of Default unless:

    (a)
    such sale, assignment or transfer would have a material adverse effect on the economics of the transactions contemplated under this Agreement, or

    (b)
    such sale, assignment or transfer is made to a Third Party that TPSI reasonably deems to be unacceptable based upon a review of such Third Party's creditworthiness, financial capabilities and ability to supply/deliver Product at the Terminals in the manner contemplated under this Agreement.

SECTION 16.    DISPUTE RESOLUTION.

        16.1    Covered Disputes.    Any dispute, controversy or claim (whether sounding in contract, tort or otherwise) arising out of or relating to this Agreement, including without limitation the meaning of its provisions, or the proper performance of any of its terms by either Party, its breach, termination or invalidity ("Dispute") will be resolved in accordance with the procedures specified in this Section 16 and the subsections thereof, which will be the sole and exclusive procedure for the resolution of any such Dispute, except that a Party, without prejudice to the following procedures, may file a complaint to seek preliminary injunctive or other provisional judicial relief, if in its sole judgment, such action is necessary to avoid irreparable damage or to preserve the status quo. Despite that action the parties will continue, subject to Section 16.5, to participate in good faith in the procedures specified in this Section 16 and the subsections thereof.

        16.2    Initiation of Procedures.    Either Party wishing to initiate the dispute resolution procedures set forth in this Section 16 with respect to a Dispute not resolved in the ordinary course of business must give written notice of the Dispute to the other Party ("Dispute Notice"). The Dispute Notice will include (i) a statement of that Party's position and a summary of arguments supporting that position, and (ii) the name and title of the executive or non-lawyer representative who will represent that Party, and of any other person who will accompany the executive or representative, in the negotiations under Section 16.3 hereof.

        16.3    Negotiation Between Executives/Representatives.    If one Party has given a Dispute Notice under the preceding subsection, the parties will attempt in good faith to resolve the Dispute within forty-five (45) calendar days of the notice by negotiation between executives and appointed representatives who have authority to settle the Dispute. Within fifteen (15) calendar days after delivery of the Dispute Notice, the receiving Party will submit to the other Party a written response. The response will include (i) a statement of that Party's position and a summary of arguments supporting that position, and (ii) the name and title of the executive or appointed representative who will represent that Party and of any other person who will accompany the executive or appointed representative. Within forty-five (45) calendar days after delivery of the Dispute Notice, the executives or appointed representatives of both parties will meet at a mutually acceptable time and place, and thereafter, as often as they reasonably deem necessary, to attempt to resolve the Dispute.

        16.4    Arbitration.    If the Dispute has not been resolved under the preceding Sections 16.2 and 16.3 within ninety (90) calendar days of the Dispute Notice, and only in such event, either Party may initiate the arbitration procedure of this subsection by giving written notice to the other Party ("Arbitration Notice"). The Dispute will be finally resolved by binding arbitration in accordance with the then current Arbitration Rules of the American Arbitration Association ("AAA"). If the amount in controversy is less than $500,000, there will be a single arbitrator, chosen by mutual agreement of both parties. If the parties cannot select an arbitrator within thirty (30) calendar days of the Arbitration Notice, the AAA will select the arbitrator. If the amount in controversy is $500,000 or more, there will be three arbitrators by the AAA. The arbitration will be governed by the United States Arbitration Act, 9 U.S.C. Sec. 1-16, as amended (the "Act"), and to the extent not inconsistent with the Act, the Colorado statutes applicable to commercial arbitration. Judgment upon the award rendered by the arbitrator(s) may be entered by any court of any state having jurisdiction. The statute of limitations of the State of Colorado for the commencement of a lawsuit will apply to the commencement of an arbitration under this Agreement, except that no defenses will be available based upon the passage of time during any negotiation called for by this Section 16. Each Party will assume its own costs of legal representation and expert witnesses and the parties will share equally the other costs of the arbitration. The arbitrator will award pre-judgment interest in accordance with the law of Colorado; however, the arbitrator may not award punitive damages. The arbitration will take place in Denver, Colorado.

        Either Party may apply to the arbitrators seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that Party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal's determination of the merits of the controversy).

        16.5    Tolling and Performance.    Except as indicated in the preceding Section with regard to the commencement of arbitration, all applicable statutes of limitation and defenses based upon the passage of time will be tolled while the procedures specified in this Section 16 are pending. The parties agree to take any action required to effectuate that tolling. Each Party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute, unless to do so would be impossible or impracticable under the circumstances.

SECTION 17.    FINANCIAL ASSURANCES.

        If at any time either Party reasonably believes in good faith that the financial responsibility of the other Party has been impaired or is unsatisfactory, advance cash payment or other security or means of assurance of performance, including letters of credit, will be given by such other Party upon demand to cover the value of all anticipated storage and other fees.

SECTION 18.    INDEMNITY.

        18.1

    (a)
    TPSI shall indemnify, defend, and hold harmless Valero and its Affiliates and their respective officers, directors, employees and agents from and against any claims, demands, or causes of action asserted against Valero and its Affiliates and their respective officers, directors, employees and agents by any Person resulting from and to the extent caused by the negligence or willful misconduct on the part of TPSI, its employees, agents, contractors, subcontractors and employees of such subcontractors in connection with this Agreement or the transactions contemplated hereby.

    (b)
    Valero shall indemnify, defend, and hold harmless TPSI and its Affiliates and their respective officers, directors, employees and agents from and against any claims, demands, or causes of action asserted against TPSI and its Affiliates and their respective officers, directors, employees and agents by any Person resulting from and to the extent caused by the negligence or willful misconduct on the part of Valero, its employees, agents, contractors, subcontractors and employees of such subcontractors in connection with this Agreement or the transactions contemplated hereby.

        18.2 If either Party receives a Claim that it believes is subject to defense and indemnity from the other Party under this Section, it must give prompt notice of receipt of such Claim, along with the particulars of the Claim, to the other Party. If the indemnifying Party elects to assume defense of the Claim, it may do so by providing the indemnified Party prompt written notice of acknowledgment of its obligation to defend the indemnified Party and must thereafter assume all costs associated with the defense of such Claim. If the indemnifying Party assumes such defense, the indemnified Party may also participate in the defense of the Claim and to employ counsel (acceptable to the indemnifying Party), at the indemnified Party's own expense, it being understood that the indemnifying Party will control the defense of the Claim and, in any case, the indemnified Party must provide reasonable cooperation to the indemnifying Party in the defense of such Claim. If the indemnifying Party elects not to assume the defense of the Claim, such refusal does not alter its liability for any defense costs that the indemnified Party may incur in defense of the Claim.

        18.3 The Party that has assumed the primary defense of any such Claim under this Section ("Defending Party"), whether Valero or TPSI (in case Valero elects not to assume such defense), may not settle, compromise or discharge such Claim without the prior written consent of the other Party ("Non-Defending Party"), which consent may not be unreasonably withheld, conditioned or delayed. Within thirty (30) calendar days after the Defending Party receives a proposal to settle the Claim that it is willing to accept, it must notify the Non-Defending Party of such settlement proposal and both Parties will immediately proceed to negotiate in good faith and otherwise cooperate to reach agreement, mutually acceptable to both Parties, with respect to resolving the extent to which each Party is obligated, if at all, to the other Party with respect to any such settlement or compromise of the Claim.

SECTION 19.    CONSTRUCTION OF AGREEMENT.

        19.1    Headings.    The headings of the sections and subsections of this Agreement are for convenience only and will not be used in the interpretation of this Agreement.

        19.2    Amendment or Waiver.    This Agreement may not be amended, modified or waived except by written instrument executed by officers or duly authorized representatives of the respective Parties.

        19.3    Severability.    Any provision of this Agreement that is prohibited or not enforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of the prohibition or lack of enforceability without invalidating the remaining provisions of this Agreement, or affect the validity or enforceability of those provisions in another jurisdiction or the validity or enforceability of this Agreement as a whole.

        19.4    Entire Agreement and Conflict with Attachments.    This Agreement (including the Attachments) contains the entire and exclusive agreement between the Parties with respect to the subject matter hereof, and there are no other promises, representations, or warranties affecting it. The terms of this Agreement may not be contradicted, explained or supplanted by any usage of trade, course of dealing or course of performance and any other representation, promise, statement or warranty made by either Party or their agents that differs in any way from the terms contained herein will be given no force or effect. In the case of any conflict between the body of this Agreement and any of its Attachments, those contained in the Attachments will govern.

SECTION 20.    LAW.

        This Agreement will be construed and governed by the laws of the State of Texas except the choice of law rules of that State that may require the application of the laws of another jurisdiction.

This Agreement has been executed by the authorized representatives of each Party as indicated below effective as of the Effective Date.

INTENTIONALLY LEFT BLANK

TRANSMONTAIGNE PRODUCT SERVICES INC.		Valero Marketing and Supply Company
By:	/s/ WILLIAM S. DICKEY	By:	/s/ JOE GORDAR
Name:	William S. Dickey	Name:	Joe Gordar
Title:	President	Title:	EVP, Supply & Marketing

ATTACHMENT "A"

1.     VALERO ADDRESSES:

  Valero Notice Address

  Valero Marketing and Supply Company
  One Valero Way
  San Antonio, TX 78249-1616
  Attention: Manager, Gulf Coast Operations
  Fax No. 210-345-2828

  Valero Billing Address

  Valero Marketing and Supply Company
  One Valero Way
  Mail Station E3T-157E
  San Antonio, TX 78249-1616
  Attention: Accounts Payable, Secondary Costs
  Fax No. 210-444-8522

2.     TERMINAL AND TPSI ADDRESSES:

  Terminal Notice Address:

Cape Girardeau Terminal 1400 S. Giboney P. O. Box 704 Cape Girardea, MS 63701 Attention: Terminal Manager Telephone: 573-335-6688 Fax No.: 573-339-1475	Evansville Terminal 2630 Broadway Avenue Evansville, IN 47712 Attention Terminal Manager Telephone: 812-423-5427 Fax No.: 812-424-4107
Greenville Terminal 310 Walthall Street Greenville, MS 38701 Attention: Terminal Manager Telephone: 662-332-2692 Fax No.: 662-378-3594	Henderson Terminal 2633 Sunset Lane Henderson, KY 42420 Attention: Terminal Manager Telephone: 270-830-6187 Fax No.: 270-826-3430
Owensboro Terminal 900 Pleasant Valley Road Owensboro, KY 42303 Attention: Terminal Manager Telephone: 270-691-0096 Fax No.: 270-691-0054	Paducah Terminal 233 Elizabeth Street Paducah, KY 42003 Attention Terminal Manager Telephone: 270-442-1606 Fax No.: 270-443-8571

1

  TPSI Notice Address:

TransMontaigne Product Services Inc. 1670 Broadway, Suite 3100 Denver, CO 80202 Attention: General Counsel Telephone No.: 303-626-8200 Fax No. 303-626-8238	cc:	TransMontaigne Product Services Inc. 1670 Broadway, Suite 3100 Denver, CO 80202 Attention: President Telephone No.: 303-626-8200 Fax No. 303-626-8228
	cc:	TransMontaigne Product Services Inc. 200 Mansell Court E. Suite 600\ Roswell, GA 30076-4853 Attention: Executive Vice President/Operations Telephone No. 770-518-3500 Fax No.: 770-518-3595

3.     TANKS, INFORMATION AND DATA:

        Refer to Attachment "C"

4.     BASIC FEES AND CHARGES AND TYPE OF SERVICE:

                [**]

**
Confidential Treatment Requested.

6.     OPERATING HOURS:

    A.
    Hours of Operation: TPSI's "normal working hours" are between 7:30 a.m. and 4:00 p.m. Central Time, Monday through Friday, except for holidays identified below. Notwithstanding the foregoing, the Terminals are accessible twenty-four (24) hours per day, seven (7) days per week for marine loading and unloading and truck loading.

    B.
    Holiday Schedule:

      TPSI observes the following holidays:

        New Year's Day
        Presidents Day
        Good Friday
        Memorial Day
        Independence Day
        Labor Day
        Thanksgiving Day
        Day After Thanksgiving Day
        Christmas Day

7.     TERM:

    The initial term of this Agreement is seven (7) years commencing on the Effective Date ("Initial Term"). At the end of the Initial Term, this Agreement will automatically extend for successive periods of one year each (each such period being an "Extended Term"), unless either Party notifies the other at least one hundred eighty (180) calendar days before the end

2

    of the Initial Term or the then-current Extended Term, if any, that it desires to terminate the Agreement effective at the end of the Initial Term or the then current Extended Term, if any. The Initial Term and any Extended Term will be deemed the "Term" of this Agreement.

8.     TANK EXCLUSION:

        [**]

**
Confidential Treatment Requested.

3

ATTACHMENT "B"

Reserved for Product Specifications and or Material Safety Data Sheet

        Products shall meet or exceed either those published specifications for gasolines, diesel fuels, and kerosene then in effect for Colonial Pipe Line destination points, or those specifications that meet applicable ASTM and state requirements; provided, however, that the sulfur content for ultra low sulfur diesel shall not exceed [**] as determined by certified testing performed by an Independent Inspector.

**
Confidential Treatment Requested.

1

ATTACHMENT "C"

[**]

**
Confidential Treatment Requested.

1

ATTACHMENT "D"

TERMINAL ACCESS AGREEMENT ("Agreement")
(For Access to Owned or Operated Facilities)

        In consideration of the privilege of access to any terminal owned or operated by TransMontaigne Product Services Inc., or any subsidiary, or affiliated or associated entity ("Company"), which privilege is, or may be hereafter, granted by Company to the undersigned or any subsidiary, or affiliated or associated entity ("User"), sometimes referred to collectively as "Parties" and individually as "Party," for the purpose of loading or causing to be loaded, various liquid or petroleum products ("Products") into transport trucks or trailers and driving, or causing to be driven, the same to or from the terminals, or for any other purpose agreed to by the Parties, User agrees as follows:

        1.     Until further notice, User and such of its employees, agents, customers and carriers as it designates from time to time ("Agents") are granted access to such Products terminals as Company may designate from time to time ("Terminal") for the sole purpose of loading Products into transport trucks or trailers and driving the same to and from the Terminal. Each person designated by User to have the privilege of access to the Terminal will be deemed for all purposes under this Agreement to be the Agent of User. User is absolutely responsible for its Agents, their actions, and for their compliance or non-compliance with the terms and conditions of this Agreement. The Terminal's automation or other equipment may require the use of keys or cards ("Cards") for access to the Terminal or to actuate a system that controls the Terminal's entry and exit gates, truck loading racks and automated accounting equipment. Following User's execution of this Agreement, such cards will be issued to User or its Agents at those Terminals where such Cards are required and User agrees to accept such Cards subject to the following terms and conditions:

          (a)   The custody, control and use of all Cards issued pursuant to this Agreement are User's sole responsibility. It is User's responsibility to assure Cards are used only by the individual to whom issued. Cards issued to User's Agents shall be deemed to have been issued to User. If any of such Cards become lost or stolen, User must notify Company and the Terminal manager immediately by telephone and confirm such telephone notification by confirmed telephone facsimile or by letter mailed by Certified Mail, Return Receipt Requested, within forty-eight (48) hours of such telephone notification. Upon receipt of such written confirmation, the verbal telephonic notification will become effective. Written notification should be to TransMontaigne Partners L.P., 1670 Broadway, Suite 3100, Denver, CO 80202, or to facsimile number 770-518-3595 to the attention of the Executive Vice President—Terminal Operations and to the appropriate Terminal Manager.

          (b)   Unless and until notification is effective as provided above, all Products loaded at the Terminal by use of one of the Cards issued pursuant to this Agreement will constitute delivery of such Product to User, and User will be obligated for payment accordingly.

          (c)   All Cards issued pursuant to this Agreement remain the property of the Terminal owner or operator. Such Cards may not be duplicated. It is User's responsibility to return all Cards to Company immediately upon the termination of this Agreement.

          (d)   User will give immediate written notice to the Terminal manager of the identity of all User employees and Agents to whom User allows, or discontinues allowance of, access to any Card for purposes of exercising any rights granted in this Agreement.

        2.     (a)    User acknowledges receipt of a copy of and agrees to comply with all rules and regulations promulgated with respect to the use of the Terminal, including, as applicable, vehicle load release number verification. Additional copies of such rules and regulations are available to User and its employees and Agents at all reasonable times at the Terminal. User represents and warrants that its

1

employees and Agents will be fully aware of and knowledgeable in respect to such rules and regulations and in those Terminals where Cards are used, User will request access to the Terminal by only those employees and Agents physically capable of handling loading equipment and properly instructed in the characteristics and safe handling and loading methods associated with any Product to be hauled. User will be solely responsible for the proper training and education of its employees and Agents. User will further ensure that only those employees who are aware of the obligations undertaken in this Agreement will have access to the Terminal. Terminal rules and regulations may be changed, amended or modified at any time and will become binding on User and its Agents.

          (b)   User will use only transportation equipment and drivers that comply with all applicable U.S. Department of Transportation regulations, as well as any and all other applicable federal, state or local laws and regulations.

          (c)   User will assure that all newly carded drivers are adequately trained to safely and efficiently use the loading equipment at the Terminal. A driver's access to the Terminal may be suspended for any reason or no reason at all, including the Terminal manager's, or his or her appointee's, dissatisfaction with a driver's loading methods. If a driver's access to the Terminal is suspended, User will be notified by Company and User must immediately obtain from said driver all Cards in his or her possession.

          (d)   Each newly carded driver will be required to sign a Driver Certification and Card Agreement (copy attached).

        3.     The granting by Company of the aforesaid privilege of access to the Terminal constitutes a bare, non-assignable license and the same may be revoked by Company at any time, in its sole discretion, without prior notice, and thereupon all Cards must be returned by User to Company.

        4.     User is aware of and acknowledges the risks associated with and inherent in loading, transporting and otherwise handling the Products and with the loading equipment at the Terminal. User assumes such risks and will indemnify Company and its parent company and wholly owned subsidiaries and affiliates and each of their and Company's agents, employees, officers and directors ("Indemnified Group") against any and all claims, causes of action, damages to person or property, suits, costs, losses, fines, penalties, liabilities or expense (including, without limitation reasonable attorney fees), of whatever nature ("Claims"), as same are incurred, arising out of or in any way associated with, in whole or in part, directly or indirectly, User's exercise or attempted exercise of the privileges granted in this Agreement, or any act or omission of User, its officers, servants, employees or Agents, except for Claims that result from or arise out of the sole or gross negligence of the Company. User will also indemnify the Indemnified Group against any and all Claims resulting in whole or in part, directly or indirectly, from the User's failure to comply with or its trucks to comply with any and all applicable state or federal laws, rules and regulations, irrespective of the negligence or fault of either Party. In addition to and separate and apart from other insurance obligations that User may assume under the terms of this Agreement, insurance covering this indemnity agreement must be provided by User to the extent permitted by law. Further, by requiring insurance in this Agreement, Company does not represent that the required insurance coverage and minimum limits will necessarily be adequate to protect Company, and such insurance coverage and limits will not be deemed as a limitation on User's liability under the indemnities granted to Company in this Agreement.

        5.     User is financially responsible for any Products withdrawn from the Terminal by use of any Card delivered by Company to User or any Agent of User, provided, however, that User will not be financially responsible for any such Product which is withdrawn after Company has received verbal notice from User, properly confirmed in writing, of the loss or theft of any of the Cards. User will reimburse Company for any and all costs reasonably incurred by Company to replace any Cards and to secure the Terminal that may arise from or are caused by the loss or theft of any Cards.

2

        6.     (a)    Prior to exercising the privileges granted in this Agreement, User must obtain, at its sole expense, with solvent underwriters acceptable to Company, insurance for the term of this Agreement and furnish to Company, by delivery to the Terminal manager, certificates evidencing the following minimum insurance coverage and terms:

            (i)    Except for User's that are Mexican domiciled motor carriers, Workers' Compensation complying with the laws and statutory minimum coverage of the state or states where performance under this Agreement takes place, whether or not such coverage its required by law, including, coverage for voluntary compensation and alternate employer and an "other states coverage" endorsement;

            (ii)   Commercial General Liability (Standard ISO Occurrence Form) for bodily injury and property damage, including the following coverage: premises/operations, independent contractors, blanket contractual liability to cover the liability assumed by User in this Agreement, explosion, collapse and underground, broad form property damage, products/completed operations, sudden and accidental pollution liability, cross-liability coverage, and, where appropriate, stop-gap coverage with total limits to all insureds for not less than $1 million for each occurrence and $1 million aggregate for each annual period (any "annual aggregate" limit will be amended to apply on a "per project" or "per location" basis);

            (iii)  Automobile Liability with a limit for bodily injury and property damage of $1 million each occurrence to include coverage for all owned, non-owned and hired vehicles; and

            (iv)  Excess Liability of $1 million in excess of the limits for all of the above insurance policy types, except Worker's Compensation, to include a "drop down" provision in the event the underlying limits are exhausted.

          (b)   All policies of insurance must be placed with American insurance companies rated by A.M. Best Company as "B+" or higher or with Underwriters at Lloyds of London or the member companies of the Institute of London Underwriters. It is expressly understood that the insurance provision of this Agreement, including the minimum required limits outlined above are intended to assure that certain minimum standards of insurance protection are afforded by User and the specifications in this Agreement of any amount will be construed to support but not in any way limit the amount or scope of liabilities and indemnity obligations (express or implied) of User. The minimum limits required in this Agreement for any particular type of insurance may be satisfied by a combination of the specific type of insurance and umbrella or excess liability insurance. All deductibles applicable to the minimum required coverage outlined in this Agreement, with or without the consent of Company, will be for the sole account of the User.

          (c)   Coverage under all insurance required to be carried by User will be primary and exclusive of any other existing, valid and collectible insurance and each policy (except the Workers' Compensation policy and in the case of the Automobile Liability policy as to the additional insured obligation under clause (i) below), whether or not required by the other provisions of this Agreement, will (i) except in the case of short-term trip insurance obtained by Mexican domiciled motor carriers, provide an endorsement that will make Company an additional insured, with Company being entitled to the same protections as any other additional insured party and (ii) otherwise provide a blanket waiver of subrogation against Company and its parent company and wholly owned affiliates and subsidiaries and each of their directors, officers, employees ("Company Group") and its underwriters that guarantees that User's underwriters similarly waive such rights of subrogation. Notwithstanding the foregoing, the waiver of subrogation provided for in this paragraph will not apply and will have no force and effect in the event an employee of User files suit against the Company Group. All liability policies will also provide severability of interests and cross-liability coverage and a requirement that Company be provided 30 days prior written

3

  notice of cancellation, material change or non-renewal. None of User's obligations under this Section may be met through the means of any self-insurance coverage or program.

          (d)   Failure to secure the insurance coverage, or failure to comply fully with any of the insurance provisions of this Agreement, or the failure to secure such endorsements on the policies as may be necessary to carry out the terms and conditions of this Agreement will in no way relieve User from the obligations of this Agreement, any provision of this Agreement to the contrary notwithstanding. If liability for loss or damage is denied by User's underwriters, in whole or in part, or substantially reduced because of breach of such insurance requirements by User for any other reason, or if User fails to maintain any of the insurance required by this Agreement, (i) to the extent permitted by law, User will indemnify the Company Group and its underwriters against all claims, demands, costs and expenses, including reasonable attorney fees, which would otherwise be covered by said insurance, (ii) such breach or failure to maintain will be deemed a material breach of this Agreement and (iii) Company may procure the same and User will reimburse Company for the cost of such policies or coverage.

          (e)   Further, User shall require its Agents to maintain the insurance set forth above with the same limits and conditions and shall be responsible for monitoring and enforcing the same.

        7.     Prior to transporting any Products received at the Terminal under this Agreement and if User is loading Products in a Terminal that uses Cards, User or User's driver must include the following certification on the Company's bill of lading: "This is to certify that the above-named materials are properly classified, described, packaged, marked and labeled, and are in proper condition for transportation according to the applicable regulations of the Department of Transportation."

        8.     The terms, provisions and conditions of this Agreement extend to, are binding upon and inure to the benefit of the Parties and their approved successors and assigns; provided, however, User may not assign any of its privileges, duties or obligations under this Agreement without the prior written consent of Company, which consent will not be unreasonably withheld or delayed. Any assignment made without obtaining such prior approval will be deemed to be void.

        9.     Nothing in this Agreement will be construed to deny or otherwise limit Company's right to refuse entry to, or to remove immediately from the Terminal, any person or equipment.

        10.   In the exercise of the privileges granted in this Agreement, User and its Agents will not in any event or for any purpose whatsoever be deemed to be the agent, servant or employee of Company.

        11.   This instrument and any other instruments executed in conjunction with it contain the entire agreement between the Parties with respect to User's loading privileges at the Terminal and no other or prior agreement in respect of it, written or verbal, will have any force or effect unless embodied in this instrument. Any modification to this Agreement must be in writing signed by both Parties.

        12.   User hereby affirms that all of User's underground storage tank systems and tanks are lawful under and have been upgraded to meet all applicable federal and state requirements.

        13.   If at any time, any portion of User's tanks or underground storage tank systems become non-compliant with applicable state or federal laws, rules or regulations or otherwise unlawful under such laws, rules or regulations, User will immediately cease to store any petroleum or other products in such tanks or systems until they are again fully compliant and lawful.

        14.   Upon transfer of Product from the rack loading spout to User, User shall be deemed to have custody of the Product. Upon transfer of custody, User shall be solely responsible for the Product's quality should it differ from the quality of the sample taken from the tank delivering the Product to the rack loading spout.

4

        15.   (a)    User will pay, or cause the owner of the Products or other "position holder" (as that term is defined by Federal Treasury Regulations) to pay, all applicable taxes and charges ("Taxes") levied by any governmental authority on or in anyway applicable to the receipt, delivery, storage, or removal of Products delivered into or from or otherwise contained in the Terminal on User's behalf. User agrees to report and pay such Taxes directly to the proper taxing authorities.

          (b)   User will indemnify Company against any Taxes that are applicable to Products as and when delivered under this Agreement.

        16.   Each provision of this Agreement, or sub-part, is deemed independent and severable, and the invalidity or partial invalidity or unenforceability of any one provision or portion of this Agreement will not affect the validity or enforceability of any other provision of it.

        17.   This document is deemed to have been made under and is governed by the laws of (i) the state where the Terminal is located and if this Agreement applies to Terminals in more than one state, (ii) the State of Colorado in all respects, including without limitations, matters of construction, validity, and performance, except the choice of law rules of that State that would require the law of another jurisdiction to apply.

        18.   The failure of Company to insist upon the complete performance of any provisions of this Agreement will not be construed as a waiver of Company's right to at any time thereafter enforce such provision completely.

            EXECUTED by User this            day of                        , 20    .

USER:
By:
Title:
Address:

Phone:

5

DRIVER CERTIFICATION AND CARD AGREEMENT

        I,                        , employee and Agent of                        , ("User"), hereby acknowledge that I received, read, understand and will follow the Terminal Rules, Regulations and Driver Loading Procedures pertaining to my access to TransMontaigne Product Services Inc. ("TPSI") facilities, (the "Rules and Regulations"), and that I have received loading demonstrations from Terminal personnel. I acknowledge that said Rules and Regulations may be changed and/or modified from time to time and that current copies of same will be available at TPSI facilities, and that it is my responsibility to obtain a current copy of said Rules and Regulations on a regular basis, and to be familiar therewith. I agree to abide by the Rules and Regulations and acknowledge that my loading privileges will be suspended, at the option of TPSI, if I do not so abide by the Rules and Regulations.

        I hereby acknowledge receipt of keys or cards ("Card") issued to me by User or TPSI, and agree that I will use said Card(s) only for withdrawal of Products from TPSI facilities in accordance with the Rules and Regulations and the Terminal Access Agreement between User and TPSI. I assume full responsibility for custody of any Card that I receive and hereby agree that no other person will have access to any such Card received by me. In the event that I separate from the employment of User, or for any reason have no need for the immediate use of a Card, I will promptly return the Card to the Terminal Manager or his/her appointee. Under no condition will any Card be duplicated.

        I understand that my access to any TPSI facility is discretionary with TPSI and any grant of access to me by TPSI may be revoked by TPSI for any or no reason at all. If any Card received by me is not used for a ninety-day period, TPSI reserves the right to demand, and I hereby agree to return to TPSI, the same.

        I understand that the loading and dispensing system equipment to be used by me at any TPSI facility must be manually handled and connected to my vehicle. I acknowledge that I have been adequately instructed on the proper and safe handling/loading techniques for said equipment, and that I am physically capable of lifting, moving, connecting and disconnecting said equipment. I further acknowledge that I am aware of the hazards and personal risks involved in handling the products to be handled by me at the TPSI facility.

        Witness my hand on this the            day of                        ,            .

Driver Name:
Signature:
Carrier Name:
Card No.
TPSI Employee who trained Driver:
Signature:
Date Trained:

NOTE:    All Drivers must be re-certified annually or at such other time as TPSI requires. Any Driver that has not loaded for a period of sixty (60) consecutive days must re-certify before loading.

6

ATTACHMENT "C"

[**]

**
Confidential Treatment Requested.

QuickLinks